Pricing Supplement No. 2, dated February 15, 2000

(To Prospectus dated April 30, 1999 and                Rule 424(b)(3)
   Prospectus Supplement dated June 3, 1999)           File No. 333-75827

Maytag Corporation
Medium-Term Notes, Series D, Fixed Rate
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-Trade Date:  February 10, 2000    -Interest Rate:  8%
-Principal Amount:  $25,000,000    -Interest Payment Date(s):  Monthly
                                    on the 28th of  each month commencing
                                    March 28, 2000 (or, if such date is not
                                    a Business Day, on the first Business
                                    Day following  such date), with no
                                    adjustment to period end date for
                                    accrual-Original Issue Date: February
                                    28, 2000 calculation.
-Specified Currency:               -Stated Maturity:  February 28, 2010
     X  U.S. dollars               -Net Proceeds to Issuer:  $25,000,000
       Other                       -Authorized Denominations:  $1,000
-Paying Agent:  Bank One, National
  Association                      -Regular Record Dates:  Fifteenth day
                                     preceding each Interest Payment Date
-Issue Price:  100%                -Overdue Rate: N/A
-Selling Agent's Commission:N/A    -CUSIP: 57859HBQ6
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-Form:      X   Book-Entry         -Depositary: The Depository Trust Company
          ____ Certificated        -Sinking Fund: No
                                   -Amortizing Note: No
-Optional Redemption:____ The Notes cannot be redeemed prior to maturity
                      X   The Notes may be redeemed prior to maturity

     -Redemption Terms: Redeemable in whole at 100% of principal amount plus accrued and unpaid interest to but excluding the date of redemption on February 28, 2001 and the 28th day of every month thereafter up to but excluding the Stated Maturity (or if any such redemption date is not a Business Day, on the Business Day following such date)

-Option to Elect Repayment:

            X   The Notes cannot be repaid prior to maturity
          _____ The Notes can be repaid prior to maturity at the option of the holder

     -Optional Repayment Price(s):
     -Optional Repayment Date(s):

-Interest Rate Reset Option:  _____ Yes
                                X   No

     -Optional Reset Dates:

-Stated Maturity Extension Option: _____ Yes
                                     X   No

     -Extension Period(s) and Final Maturity Date:

     -Interest Rate During Extension Period:

-Original Issue Discount Note:     ______ Yes
                                     X    No

     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:
     Issue Price:

-Name of Agent:  Salomon Smith Barney Inc.
-Capacity: ____Agent     X Principal
-If as principal:   X    The Notes are being offered at varying prices
                         related to prevailing market prices at the time of resale.

                    ____ The Notes are being offered at a fixed initial public offering price ____% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.
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